Roger L. Fidler
                                 Attorney at Law
                                163 South Street
                          Hackensack, New Jersey 07601

                                                                  June 12, 2000

Securities and Exchange Commission
Washington, D.C.

                            Re: VerticalBuyer, Inc.

To Whom It May Concern:


     VerticalBuyer, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of 5,225,000 shares of common stock ("Shares"), 2,000,000 to be sold by selling stockholders, and 3,225,000 underlying common stock purchase warrants ("Warrants").

     I have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Units (each consisting of one Share and Five Warrants), and Shares underlying the Warrants are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     All of the 2,000,000 Shares to be sold by selling stockholders and the 3,225,000 Shares underlying the Warrants which are being registered are now authorized but unissued Shares. Issuance of the Shares and Warrants has been authorized by the board of directors of the Company

     Based upon the foregoing, I am of the opinion that the 2,000,000 Shares, to be sold by selling stockholders were legally issued, fully paid and non-assessable and that the 3,225,000 Shares underlying the Warrants, when exercised, will be legally issued, fully paid and non-assessable and there will be no personal liability to investors and holders of the Warrants who exercise them.



                                                /s/Roger L. Fidler
                                                -------------------
                                                Roger L. Fidler